CERTIFICATE OF AMENDMENT

                                     TO THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          THE LESLIE FAY COMPANY, INC.


         The Leslie Fay Company, Inc., a corporation organized and presently existing under such name under the General Corporation Law of Delaware (the "DGCL") and originally incorporated under the name "New Lefco Corporation" on January 9, 1984 (the "Corporation"), does hereby certify that in connection with and pursuant to the Fourth Amended and Restated Joint Plan of Reorganization of The Leslie Fay Companies, Inc. et al. (Chapter 11 Case No. 93 B 41724 et seq.
(TLB) (Jointly Administered)), confirmed on April 21, 1997 by order of the United States Bankruptcy Court for the Southern District of New York (the "Confirmation Order") (the Corporation initially filed its bankruptcy petition in such Court on April 5, 1993), the Amended and Restated Certificate of Incorporation of the Corporation, filed in the office of the Secretary of State of the State of Delaware on June 3, 1997, is hereby amended pursuant to Section 303 of the DGCL, 11 U.S.C. ss.1142 and the authority granted by the Confirmation Order as follows:

         ARTICLE IV(A) of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

                                   ARTICLE IV

         (A) Authorized Stock. The total number of shares of stock which the corporation shall have the authority to issue is ten million (10,000,000), consisting of nine million five hundred thousand (9,500,000) shares of common stock, par value $.01 per share ("Common Stock"), and five hundred thousand (500,000) shares of preferred stock, par value $.01 per share ("Preferred Stock").

         IN WITNESS WHEREOF, THE LESLIE FAY COMPANY, INC. has caused this Certificate to be executed, under penalty of perjury, by John J. Pomerantz, its Chairman and Chief Executive Officer, this 3rd day of November, 1997.

                                                    THE LESLIE FAY COMPANY, INC.


                                                    By:  /s/  John J. Pomerantz
                                                      --------------------------
                                                       Name:  John J. Pomerantz
                                                       Title: Chairman and Chief
                                                               Executive Officer